Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On January 30, 2019 (the “Effective Date”), Newgioco Group, Inc. (“Newgioco”) completed its acquisition of Virtual Generation Ltd. (“VG”), a developer of virtual gaming software, together with Naos Holding Limited, a private holding company (“Naos”) (the “Acquisition”). As a result of the completion of the Acquisition, VG and Naos have become an indirect and direct wholly-owned subsidiary of Newgioco, respectively, and the results of VG and Naos have been included in the consolidated results of Newgioco since January 30, 2019.

Newgioco acquired 100% of the outstanding stock of Naos and VG for €4 million (approximately US$4.5 million) in a combination of cash and stock to be paid in immediately available funds of €108,000 and €89,000 in shares of common stock on the Closing Date plus a promissory note to pay 23 equal consecutive monthly instalments in cash of €104,000 each and 17 equal consecutive monthly instalments of €83,000 converted to U.S. dollars in shares of common stock as determined by the average of the closing price of such shares on the last ten (10) trading days immediately preceding the payment date commencing March 1, 2019, with an additional earn-out payment of €500,000 (approximately US$560,000) to be paid in shares of common stock of Newgioco contingent on a 5% increase in the number of bets made through the VG platform in 2019 compared to 2018.

The business combination was accounted for using the acquisition method of accounting, which requires an acquiror to recognize assets acquired and liabilities assumed at the acquisition date fair value. The estimated fair value of assets acquired and liabilities assumed is preliminary and differences between the preliminary and final estimated fair value could be material. Newgioco preliminarily allocated the purchase price to the acquired assets and liabilities based on their estimated fair values at the acquisition date as summarized in the accompanying notes to the unaudited pro forma condensed combined financial information.

VG and Naos report under International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standard Board (“IASB”). Management has determined that there are no quantitative differences between IFRS and generally accepted accounting principles in the United States of America (“US GAAP”) that are applicable to VG for the period presented.

The unaudited pro forma condensed combined balance sheet is based on the historical condensed consolidated balance sheet of Newgioco and the historical condensed accounting records of Naos and VG as of December 31, 2018 and has been prepared to reflect the Acquisition as if it had been consummated on January 1, 2018. The balance sheet information for Naos and VG has been derived, without material modification, from both Naos and VG’s historical accounting records and converted from Euros into US dollars ("USD" or "$") at the rate of 1.1444 to the Euro.

The unaudited pro forma condensed combined statement of operations is based on the historical condensed consolidated results of Newgioco and the historical condensed accounting records of Naos and VG for the twelve months ended December 31, 2018 and has been prepared as if the Acquisition had been completed on January 1, 2018. The historical results of Naos and VG have been derived, without material modification, from both Naos and VG’s statement of operations for the year ended December 31, 2018 and has been converted from Euros into US dollars using the average exchange rate for the twelve months ended December 31, 2018 at the rate of 1.1809 to the Euro.

The unaudited pro forma condensed combined financial information is based on estimates and assumptions which are preliminary and has been made solely for purposes of developing such pro forma information. In connection with the plan to integrate the operations of Newgioco, Naos and VG, Newgioco anticipates that non-recurring charges will be incurred. Newgioco is not able to determine the timing, nature and amount of these charges as of the date of this current report. However, these charges could affect the combined results of operations of Newgioco, Naos and VG in the period in which they are recorded. The unaudited pro forma condensed combined financial information does not include the effects of the costs associated with any integration activities resulting from the transaction, as they are non-recurring in nature and not factually supportable at the time that the unaudited pro forma condensed combined financial information was prepared. In addition, the pro forma condensed combined financial statements do not include any potential operating efficiencies or cost savings from expected synergies of combining the companies.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of what the combined Newgioco’s financial condition or results of operations would have been had the Acquisition occurred on the date indicated or that may be achieved in the future. They also may not be useful in predicting the future financial condition and results of operations of Newgioco on a combined basis. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial statements are described in the accompanying notes, which should be read in conjunction with:

•	the accompanying notes to this unaudited pro forma condensed combined financial information;
•	the historical consolidated financial statements of Newgioco included in Newgioco’s annual report on Form 10-K for the year ended December 31, 2018, filed with the SEC;
•	the historical financial statements of VG for the year ended December 31, 2018, included herein; and
•	the historical financial statements of Naos for the year ended December 31, 2018, included herein.

All intercompany balances and profits or losses from transactions between Newgioco and VG and Naos have been eliminated in this pro forma condensed combined financial information.

PRO FORMA CONDENSED COMBINED BALANCE SHEETS

AS OF DECEMBER 31, 2018

UNAUDITED

	Newgioco Group, Inc.	Virtual Generation Limited	Naos Holding Limited	Pro Forma Adjustments	Notes	Pro Forma Combined
Current Assets
Cash and cash equivalents	$ 6,289,903	95,201				$ 6,385,104
Accounts receivable	10,082	129,832		(69,423) (5,581)	(a) (b)	64,910
Gaming accounts receivable	1,021,052					1,021,052
Prepaid expenses	124,712	10,984				135,696
Related party receivable	49,914	102,036				151,950
Other current assets	55,700	6,343				62,043
Total Current Assets	$ 7,551,363	$ 242,360	$ 102,036	($ 75,004)		$ 7,820,755

Noncurrent Assets
Restricted cash	1,560,539					1,560,539
Property, plant and equipment	354,799	43,599				398,398
Intangible assets	12,583,457			4,300,000	(c)	16,883,457
Goodwill	262,552			10,617	(d)	273,169
Investment in non-consolidated entities	275,000		4,576	(4,576)	(e)	275,000
Total Noncurrent Assets	$15,036,347	$ 43,599	$ 4,576	$ 4,306,041		$19,390,563

Total Assets	$22,587,710	$ 285,959	$ 106,612	$ 4,231,037		$27,211,317

Current Liabilities
Line of credit – bank	$ 750,000					$ 750,000
Accounts payable and accrued liabilities	4,603,608	28,320	2,701	(69,423) (5,581)	(a) (b)	4,559,625
Gaming accounts balances	1,049,423					1,049,423
Taxes payable	1,056,430	23,352				1,079,782
Advances from stockholders	39,237	4,463	61,618			105,318
Debentures, net of discount	3,942,523					3,942,523
Promissory notes payable – related party	318,078					318,078
Bank loan payable – current portion	120,920					120,920
Total Current Liabilities	$11,880,219	$ 56,135	$ 64,319	($ 75,004)		$11,925,670

Bank loan payable	225,131					225,131
Other long-term liabilities	608,728	102,036				710,764

Total Liabilities	$12,714,078	$ 158,171	$ 64,319	($ 75,004)		$12,861,564

Stockholders' Equity
Preferred stock, $0.0001 par value; 20,000,000 shares authorized, none issued	-					-
Common Stock, $0.0001 par value, 160,000,000 shares authorized; 75,540,298 and 74,143,590 shares issued and outstanding as of December 31, 2018 and 2017	7,555	4,578	4,578	(9,154)	(f)	7,556
Additional paid-in capital	23,956,309	123,210	37,715	4,315,195	(g)	28,432,429
Accumulated other comprehensive income	(1,081,338)					(1,081,338)
Accumulated deficit	(13,008,894)					(13,008,894)
Total Stockholders' Equity	$ 9,873,632	$ 127,788	$ 42,293	$ 4,306,041		$14,349,753

Total Liabilities and Stockholders’ Equity	$22,587,710	$ 285,959	$ 106,612	$ 4,231,037		$27,211,317

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

(in USD, except per share data)

YEAR ENDED DECEMBER 31, 2018

UNAUDITED

	Newgioco Group, Inc.	Virtual Generation Limited	Naos Holding Limited	Pro Forma Adjustments	Notes	Pro Forma Combined

Revenue	$34,575,097	$729,782	$236,168	($589,522)	(h)	$34,951,524

Costs and Expenses
Selling expenses	24,142,110	506,184		(411,635)	(i)	24,236,659
General and administrative expenses	10,005,713	154,750	15,581			10,176,045
Total Costs and Expenses	34,147,823	660,934	15,581	(411,635)		34,412,704
Income (Loss) from Operations	427,274	68,848	220,586	(177,888)		538,820

Other Expenses (Income)

Interest expense, net of interest income	2,614,837					2,614,837
Imputed interest on related party advances	761					761
Gain on litigation settlement	(516,120)					(516,120)
Loss on issuance of debt	196,403					196,403
Other Expense	75,000					75,000
Total Other Expenses (Income)	$2,370,881					$2,370,881

Income (Loss) Before Income Taxes	(1,943,607)	68,848	220,586	(177,888)		(1,832,061)
Income tax provision	1,102,701	24,097	63,583			1,190,381
Net Income (Loss)	$(3,046,308)	$44,751	$157,003	($177,888)		$(3,022,441)

Other Comprehensive Income (Loss)
Foreign currency translation adjustment	(831,011)					(831,011)
Comprehensive Income (Loss)	$(3,877,319)	$44,751	$157,003	($177,888)		$(3,853,452)

Income (loss) per common share – basic	(0.04)					(0.04)
Income (loss) per common share – diluted	(0.04)					(0.04)

Weighted average number of common shares outstanding – basic	75,887,946					75,887,946

Weighted average number of common shares outstanding – diluted	75,887,946					75,887,946

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1. Description of Acquisition and Basis of Presentation

Newgioco acquired 100% of the outstanding stock of Naos and VG for €4 million (approximately US$4.5 million) in a combination of cash and stock to be paid in immediately available funds of €108,000 and €89,000 in shares of common stock on the Closing Date plus a promissory note to pay 23 equal consecutive monthly instalments in cash of €104,000 each and 17 equal consecutive monthly instalments of €83,000 converted to U.S. dollars in shares of common stock as determined by the average of the closing price of such shares on the last ten (10) trading days immediately preceding the payment date commencing March 1, 2019, with an additional earn-out payment of €500,000 (approximately US$560,000) to be paid in shares of common stock of the Company contingent on a 5% increase in the number of bets made through the VG platform in 2019 compared to 2018.

The business combination was accounted for using the acquisition method of accounting, which requires an acquiror to recognize assets acquired and liabilities assumed at the acquisition date fair value. The estimated fair value of assets acquired, and liabilities assumed is preliminary and differences between the preliminary and final estimated fair value could be material.

Naos and VG report under International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standard Board (“IASB”) and are presented in Euros. Accordingly, amounts for Virtual Generation and Naos are translated to U.S. dollars. Management has determined that there are no quantitative differences between IFRS and generally accepted accounting principles in the United States of America (“US GAAP”) that are applicable to VG for the period presented.

The unaudited pro forma condensed combined balance sheet is based on the historical condensed consolidated balance sheet of Newgioco and the historical condensed accounting records of Naos and VG as of December 31, 2018 and has been prepared to reflect the Acquisition as if it had been consummated on January 1, 2018. The balance sheet information for Naos and VG has been derived, without material modification, from both Naos and VG’s historical accounting records and converted from Euros into US dollars ("USD" or "$") at the rate of 1.1444 to the Euro.

The unaudited pro forma condensed combined statement of operations is based on the historical condensed consolidated results of Newgioco and the historical condensed accounting records of Naos and VG for the twelve months ended December 31, 2018 and has been prepared as if the Acquisition had been completed on January 1, 2018. The historical results of Naos and VG have been derived, without material modification, from both Naos and VG’s statement of operations for the year ended December 31, 2018 and has been converted from Euros into US dollars using the average exchange rate for the twelve months ended December 31, 2018 at the rate of 1.1809 to the Euro.

The unaudited pro forma condensed combined financial information is based on estimates and assumptions which are preliminary and has been made solely for purposes of developing such pro forma information. The unaudited pro forma condensed combined financial information is not necessarily an indication of the results that would have been achieved had the acquisition been consummated as of the dates indicated or that may be achieved in the future.

2. Pro Forma Adjustments

The unaudited pro forma condensed combined financial statements for the fiscal year ended December 31, 2018 are presented as if the Acquisition had occurred on January 1, 2018, the first day of that fiscal year. The pro forma adjustments give effect to the events that are directly attributable to the transaction and are expected to have a continuing impact on the financial results of the combined company. The pro forma adjustments are based on available information and certain assumptions that Newgioco believes are reasonable.

The pro forma adjustments included in the unaudited pro forma combined statements of income are as follows:

(a)	To eliminate trade accounts receivable and payable between VG and Ulisse GmbH;
(b)	To eliminate trade accounts receivable and payable between Odissea GmbH and VG;
(c)	To record the fair value of VG's internally developed technologies;
(d)	To record VG's goodwill acquired;
(e)	To eliminate intercompany investment between Naos and VG;
(f)	To eliminate VG's and Naos’ historical stockholders' equity;
(g)	Reflects the allocation of the purchase price of approximately US$ 4,500,000 to the fair value of the assets acquired. The allocation of the purchase price is preliminary and therefore subject to change. The allocation of the purchase price to the fair value of the assets acquired is as follows:

Total	Purchase Price	$4,500,000
Less:	Net assets acquired	(189,383)
Less:	Intangible assets	(4,300,000)
	Goodwill	$10,617

(h)	To eliminate revenue on sales between VG and Newgioco; and
(i)	To eliminate cost of sales between VG and Newgioco